CALECO PHARMA CORP.
Suite 410-103 East Holly Street
National Bank Building
Bellingham, WA 98225
(360) 306-1133
www.calecopharmacorp.com/

September 10, 2009

Caleco Pharma Corp. Announces Signing of
Letter of Intent with Puleva Biotech S.A.

Bellingham, Washington – (OTCBB: CAEH and Frankfurt: WKN: A0N9Y0 Symbol: T3R.FSE) Caleco Pharma Corp. (the “Company”) is pleased to announce that it has signed a letter of intent (the “Letter of Intent”) with Puleva Biotech S.A. (“Biotech”), a publicly listed Spanish Corporation engaged in the business of research, development and commercialization of health related products. The Letter of Intent sets out the proposed terms of the license agreement whereby the Company will acquire an exclusive license to market and exploit Biotech’s patented probiotic bacteria product known as Hereditum in the United States, Canada and Mexico.

Under the terms of the proposed license agreement, the Company will be required to do the following:

(a)

pay 1,000,000 Euros (the “Cash Purchase Price”) to Biotech on the later of 120 days from execution of the proposed license agreement or five business days following delivery to the Company of a Generally Recognized as Safe (“GRAS”) authorization from the U.S. Food and Drug Administration (the “FDA”);

(b)	pay a royalty of 5% of the Company’s gross sales of Hereditum to Biotech;

(c)

conduct a clinical trial, at the Company’s expense, on the effectiveness of Hereditum in preventing Mastitis. If the clinical trial fails to establish a substantial difference between Hereditum and a placebo, the Company may terminate the proposed license agreement and be entitled to a payment of 1,000,000 Euros from Biotech;

(d)

achieve sales of Hereditum at reasonable commercial levels within three years following payment of the Cash Purchase Price. If the Company is unable to obtain sales at reasonable commercial levels, the license will become a non- exclusive license and Biotech may grant other licenses within the United States, Canada and Mexico; and

(e)

achieve gross revenues of $40,000,000 from the sale of Hereditum within five years following payment of the Cash Purchase Price. If the Company is unable to achieve these revenues, Biotech will have the right to terminate the proposed license agreement.

Under the proposed license agreement, subject to the approval of Biotech, the Company will have the right to sub-license Hereditum in the United States, Canada and Mexico. The Company will also have the right to assign its entire interest in the proposed license agreement subject to the following:

(a)

if the assignment is for a combination of a cash payment and royalties, the Company will be entitled to retain the cash payment and 50% of the royalty. If the royalty is less than 5%, Biotech will be entitled to a minimum royalty of 2.5% and the Company will be entitled to the balance of the royalty; and

(b)	if the assignment is for cash consideration only, the Company will be entitled to retain 70% of the cash payment and Biotech will be entitled to 30% of the cash payment.

The terms of the Letter of Intent are non-binding and will expire unless a formal agreement is entered into by October 30, 2009. The above is subject to the conclusion of a formal agreement. There is no assurance that a formal agreement will be concluded or that the terms will not change from those described above.

About Hereditum

Hereditum is a product developed by Biotech for the treatment of Mastitis. Mastitis is an infection of the tissue of the breast that occurs during breastfeeding. This infection causes pain, swelling, redness and increased temperature of the breast. In treating Mastitis, Hereditum utilizes two probiotic bacteria strains derived from human milk, Lactobacillus gasseri and Lactobacillus fermentum, to help prevent and reduce the infection. These probiotics being the only ones having been isolated from human breast milk in the world. Biotech has patented Hereditum in the United States and Canada.

The FDA has not issued a GRAS authorization for Hereditum. GRAS is an FDA designation that a substance added to food is generally recognized, among qualified experts, as safe under the conditions of its intended use. If a substance receives GRAS authorization, it is exempt from the food additive requirements under the Federal Food, Drug and Cosmetic Act.

For more information on Puleva and Hereditum: www.pulevabiotech.com and www.pulevabiotech.com/pb/en/customer/hereditum.html

Caleco Pharma Corp. shares are traded in the United States on the OTC Bulletin Board (OTCBB: CAEH) and in Germany on the Frankfurt Stock Exchange (WKN: A0N9Y0/ Symbol: T3R.FSE).

This press release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there are no assurances that: (i) the Company will be able to enter into a formal license agreement with Puleva Biotech S.A or that it will be completed on the above terms; (ii) Puleva or the Company will obtain FDA approval of Hereditum or be issued a GRAS authorization from the FDA; (iii) the Company will be able to earn the revenues as contemplated under the Letter of Intent or obtain sales of Hereditum at reasonable commercial levels; or (iv) the Company will be able to carry out the clinical trials of Hereditum. The Company’s ability to acquire the license of Hereditum under the proposed license agreement is subject to it obtaining substantial financing, of which there are no assurances. Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

Caleco Pharma Corp.

/s/ John Boschert
John Boschert, President

Contact:

For more information contact:
Caleco Pharma Corp.
Tel: (360) 306-1133
www.calecopharmacorp.com/